SUB-ITEM 77(H)
                       CHANGES IN CONTROL OF REGISTRANT

On November 24, 2015, the ALTMFX Trust ceased to publicly offer shares of the NP Strategic Municipal Fund (the “Fund”). On December 2 , 2015, the Fund had no shareholders and ceased operations.